SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SOAPSTONE NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	02-0493372
(State of incorporation or organization)	(IRS Employer Identification No.)

One Federal Street, Billerica, Massachusetts 01821

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

N/A	None

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Junior Participating Preferred Stock Purchase Rights

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Soapstone Networks Inc. (the “Company”) hereby supplements Item 1 to reflect the following developments with respect to its Series A Junior Participating Preferred Stock:

Following approval by the Board of Directors of Soapstone Networks Inc. (“Soapstone”), on August 31, 2009, Soapstone and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”) entered into an amendment, dated as of August 31, 2009, to that certain Rights Agreement dated as of December 6, 2001, by and between Soapstone and the Rights Agent. Pursuant to the amendment, the “Final Expiration Date” set forth in the Rights Agreement was changed from December 5, 2011 to September 14, 2009. Accordingly, the Rights Agreement and all rights thereunder will expire and terminate on September 14, 2009. The amendment to the Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.	Exhibits

4.1	Amendment, dated as of August 31, 2009, to Rights Agreement, dated as of December 6, 2001, between Soapstone Networks Inc. f/k/a Avici Systems Inc. and Mellon Investor Services LLC.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOAPSTONE NETWORKS INC.

Dated: September 1, 2009	By:	/s/ William J. Stuart
William J. Stuart President and Chief Financial Office

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